Exhibit 99.1
Team Bally’s Interactive,

2023 brings with it many opportunities to continue to drive our business forwards. We have an amazing company with a strong and resilient business model, which puts us in a great place to do well in the toughest of conditions. However, we always need to be acutely aware of the macro-economic conditions and adjust accordingly to come through what is a challenging environment in the best possible shape. Companies who take tough but decisive steps to effectively manage costs will be stronger and fitter for the future. I am committed to ensuring that Bally’s is one of those that is best placed to flourish in the long term.

With this in mind, we’ve made the difficult decision to reduce our Interactive employees and contractor workforce by up to 15%, over the coming weeks.

We’ve reflected hard as a business to come to this conclusion. Everyone put in so much effort last year, and I am proud of what we achieved together. However, we didn’t manage to achieve everything we had hoped for. Our mature businesses continue to grow but are facing into macro uncertainties. Our North America business remains an investment market, where the returns will be reaped but we can now see that this will take some time to come to fruition, so we need to manage our cost base appropriately. The pandemic boosted our business and we continued to hire at full pelt. I now can see that we may have over hired in some areas, and I take full responsibility for that.

Within the coming days, employees who are, or may be, initially affected by this decision will be contacted. Our leaders and HR business partners will reach out directly to those employees and provide clarity for their teams about changes within their organizations.

For those who will be leaving, our priority is to fully support them, including of course with fair terms and treatment. We will offer more than is required in all the markets we operate in, although terms will be governed by local frameworks and will align with employment laws in every country.

We have been considering how we rescope our roadmaps to ensure they are right sized. This is an opportunity to reset the business, so let’s ensure that these changes, whilst made with an extremely heavy heart, put us on an even stronger footing, where we can operate with pace, agility, and focus. I truly believe we will emerge stronger in many ways; we would not be pursuing this unless this was our belief.

We have very special people here, and the employees being affected aren’t just colleagues, they’re friends. Please rally around them and let’s support each other through these changes. Most of all, please lean on your leadership, including me, as we all work through this difficult time together.

I’m forever grateful for every single one of you who has contributed to our continued success as a company, and the hard work you continue to put in to ensure our hundreds of thousands of customers enjoy the best igaming experience bar none, every day.

Lee

Lee Fenton
Chief Executive Officer